Exhibit (a)(13)
TENDER OFFER MATERIALS

18 What is the offer? A voluntary opportunity for eligible employees to amend their outstanding performance awards granted in 2005-2008 The amended performance targets will be reduced to reflect SunGard's EBITA budgets for 2009 and 2010 This represents an approximate 25% reduction for 2009 If 100% of the amended target is achieved, approximately 72% of the shares that would have been earned if 100% of the original target was achieved will be earned If 106.25% of the amended target is achieved, 100% of the shares that would have been earned if 100% of the original target was achieved will be earned If the original target is achieved or exceeded, additional shares underlying the options and restricted stock units may be earned

19 What is the offer? For each of 2009 and 2010, any shares earned will vest as follows: 25% of the earned award will vest on December 31 of the applicable performance year, and the remaining 75% will vest in successive, substantially equal monthly installments over the next 36 months, subject to the award holder's continued employment The distribution date of the shares underlying restricted stock units that vest after December 31, 2008 will be extended from five years after the original grant date to ten years after the original grant date Accordingly, the shares underlying any restricted stock units that vest after December 31, 2008 will be distributed upon the first to occur of (i) a change of control that meets the requirements of a "change in control event" under Section 409A of the Internal Revenue Code, (ii) the award holder's separation from service without cause, or (iii) the date that is ten years after the date of grant

20 Next Steps Multiple WebEx meetings will be scheduled in the near future for late August/ early September You may elect to participate by submitting your election form via facsimile [(610) 964-4361] or e-mail [equity@sungard.com]by using the fax number or e-mail address provided below. To send your election form by facsimile or e-mail, you must do the following on or before 5:00 p.m., Eastern Daylight Time, on the expiration date, currently expected to be September 14, 2009: